Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

First Quarter Report

Quarter ended March 31, 2011

Palms of Monterrey in Fort Myers, Florida (left) and the Holstenplatz Building in Hamburg, Germany (right)—are properties of Behringer Harvard Opportunity REIT II, Inc.

First Quarter Overview

•                  On April 25, 2011, the REIT closed on the acquisitions of River Walk Townhomes and River Club Apartments, two student housing communities near the University of Georgia in Athens, Georgia. The total purchase price for these communities, which comprise 364 rentable units, was $32.8 million. We plan to invest approximately $2.1 million to upgrade technology, appliances, and interior finishes.

•                  As of March 31, 2011, the occupancy rate at our Holstenplatz office building in Hamburg, Germany, has increased to 86% since it was acquired in June 2010, beating the timetable in our original underwriting plan. We recently signed a four-year lease with a new tenant. In addition, a current tenant has requested a lease extension through July 2012. We continue to plan to stabilize this property and sell it within the next three years.

•                  The REIT’s multifamily properties in Florida are performing well. The Palms of Monterrey in Fort Myers was 99% leased as of April 30, 2011. Our current rental rates are outperforming those of our competitors. Parrot’s Landing in North Lauderdale was 97% leased as of April 30. Both properties have been able to reduce concessions.

•                  Inland Empire Distribution Center in San Bernardino, California, is under contract to sell following the recent execution of seven-year, full-building leases with Hewlett-Packard for both buildings of this 1.4 million square foot property. We expect to close on this transaction in the third quarter of 2011.

•                  The pace of room bookings is now improving at the Courtyard Kauai at Coconut Beach, the 311-room oceanfront hotel on the island of Kauai, Hawaii. Since this property was acquired in October 2010, bookings had been slightly below expectations primarily as a result of delays in closing the transaction and integration of the Marriott reservations system. Approximately $3 million of the planned $10.8 million of renovations have been completed as of May 2011.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended
per share data)	Mar. 31, 2011	Mar. 31, 2010
FFO	$791	$1,268
FFO, per share	$0.03	$0.08
Distributions declared	$2,815	$1,967
Distributions per share	$0.123	$0.123

(in thousands)	As of Mar. 31, 2011	As of Dec. 31, 2010
Total assets	$373,434	$367,479
Total liabilities	$188,227	$185,268

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

behringerharvard.com

Reconciliation of FFO to Net Income

(in thousands)	3 mos. ended Mar. 31, 2011	3 mos. ended Mar. 31, 2010
Net income (loss)	$(3,436)	$759
Net loss (income) from noncontrolling interest	469	(72)
Real estate depreciation and amortization(1)	3,758	581
FFO(2)	$791	$1,268

(1) Real estate depreciation and amortization includes our consolidated real depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we acccount for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partners’ share of the real estate depreciation and amortization.

(2) Funds from operations (FFO) is defined by the National Association of Real estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as an indication of our liquidity, or as an indicator of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO-per-share to net income can be found in our first quarter Form 10-Q on file with the SEC.

15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 6/11
592-1-OP2-Q1 Report 2011
© 2011 Behringer Harvard

First Quarter Report
Behringer Harvard Opportunity REIT II, Inc.